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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KAISER GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-2014870 (I.R.S. Employer Identification No.)

12303 Airport Way, Suite 125, Broomfield, Colorado 80021-0007
(Address of principal executive offices)

Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan
(Full title of the plan)

John T. Grigsby, Jr., President and Chief Executive Officer
Kaiser Group Holdings, Inc.
12303 Airport Way, Suite 125
Broomfield, Colorado 80021-0007
(Name and address of agent for service)

Telephone number including area code of agent for service: (720) 889-2770

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	150,000	$17.75	$2,662,500	$215.40

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan.

(2)
Pursuant to Rule 457(h) under the Securities Act, the offering price is based upon the average of the high and low prices per share of the Common Stock as reported on the Over-the-Counter Bulletin Board on August 11, 2003, and is used solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in this Part I will be sent or given to employees of Kaiser Group Holdings, Inc. (the "Company") as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The information regarding the Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan (the "Plan") required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required under Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

        The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "1934 Act") are hereby incorporated by reference:

        1.     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Commission on March 31, 2003.

        2.     The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Commission on May 15, 2003.

        3.     The Company's Current Report on Form 8-K filed under the 1934 Act, as filed with the Commission on July 17, 2003.

        4.     The description of the Company's Common Stock contained in Exhibit 99.1 to the Company's Current Report on Form 8-K filed under the 1934 Act on August 7, 2003, including any amendment or report filed with the Commission for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a) or 15(d) of the 1934 Act after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        James J. Maiwurm, Chairman of the Board of Directors of the Company, is a partner of Squire, Sanders & Dempsey L.L.P., counsel to the Company. Mr. Maiwurm also owns 3,000 shares of Common Stock of the Company.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation has the power to indemnify a director, officer, employee of agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Article Fifth of the Company's Certificate of Incorporation currently eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Article Fifth also provides that if the DGCL is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Company, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the DGCL as so amended. In addition, Article Sixth of the Company's Certificate of Incorporation provides that the Company must also indemnify each of its officers, directors, employees and agents against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, to the full extent of the DGCL.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        See Index to Exhibits at Page 6.

Item 9.    Undertakings

        (1)   The Company hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change in such information in this registration statement;

  Provided, however, that the undertakings set forth in paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2)   The Company undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, State of Virginia, on August 6, 2003.

KAISER GROUP HOLDINGS, INC.
By:	/s/ John T. Grigsby, Jr. John T. Grigsby, Jr. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 6th day of August, 2003 by the following persons in the capacities indicated.

Signature	Title

/s/ John T. Grigsby, Jr. John T. Grigsby, Jr.	President and Chief Executive Officer (principal executive officer)
/s/ Marijo L. Ahlgrimm Marijo L. Ahlgrimm	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ James J. Maiwurm James J. Maiwurm	Director
/s/ Jon B. Bennett Jon B. Bennett	Director
/s/ John T. Grigsby, Jr. John T. Grigsby, Jr.	Director
/s/ Frank E. Williams, Jr. Frank E. Williams, Jr.	Director

INDEX TO EXHIBITS

        The following exhibits are filed as part of the registration statement:

Exhibit No.	Description
4	Form of Common Stock Certificate
5	Opinion and consent of Squire, Sanders & Dempsey L.L.P.
10	Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan, as amended
23.1	The consent of Squire, Sanders & Dempsey L.L.P. is included in Exhibit 5
23.2	Consent of PricewaterhouseCoopers LLP

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS